EXHIBIT 24.1


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                                                                  EXHIBIT 24.1



                         POWERS OF ATTORNEY

          We, the undersigned, members of the Board of Directors of Frequency Electronics, Inc. (the "Company"), hereby constitute and appoint Joseph P. Franklin as our true and lawful attorney-in-fact and agent, with full power to substitute John C. Ho, on any specific occasion, as attorney-in-fact and agent for the undersigned. Joseph P. Franklin, as attorney-in-fact and agent may act for the undersigned, for and in our stead, in any and all capacities, to sign on our behalf any and all Registration Statements on Form S-8 with respect to common stock issued or to be issued under the 1982 Frequency Electronics, Inc. Incentive Stock Option Plan, 1984 Frequency Electronics, Inc. Incentive Stock Option Plan, Frequency Electronics, Inc. 1987 Incentive Stock Option Plan, Frequency Electronics, Inc. Senior Executive Stock Option Plan, Frequency Electronics, Inc. Restricted Stock Plan, and Frequency Electronics, Inc. 1993 Nonstatutory Stock Option Plan, and to execute any amendments thereto (includ-ing post-effective amendments) or certificates that may be required in con-nection with such registration statements, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, with the full power and authority to do and perform each and every act and thing necessary or advisable to be done in con-nection therewith, as fully to all intents and purposes as the undersigned might or could do in person. The undersigned hereby ratify and confirm all that Joseph P. Franklin, as attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


Dated:  July 23, 1996              /s/ Joel Girsky
                                   JOEL GIRSKY



                                   /s/ E. John Rosenwald, Jr.
                                   E. JOHN ROSENWALD, JR.


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